Exhibit 99.1

PRESS RELEASE

VCG Holding Corp. Receives License

for the West Coast Acquisition

— Company Expects to Close Acquisition on July 28, 2008

DENVER (PRIME NEWSWIRE) July 8, 2008 – VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced that it has received its Business License for the previously disclosed acquisition of a nightclub located in the west coast region of the United States. The name and location of the nightclub will be kept confidential until the acquisition closes, which is expected to occur on July 28, 2008. As previously announced, the anticipated purchase price for the nightclub is $7.35 million based upon a multiple of 3.5 times the nightclub’s expected EBITDA of $2.1 million for the trailing 12-month period ended immediately prior to the closing. The purchase price will be paid through a combination of seller financing and available cash.

Troy Lowrie, Chairman and CEO of VCG Holding stated, “We are pleased that we have received the license for this club and look forward to closing the acquisition on July 28, 2008. For 2007, the club had revenue of $3.5 million and pro forma EBITDA of $2.1 million. This acquisition has extremely high EBITDA margins of 60% and we expect it to be highly accretive to our earnings. This transaction should add approximately $0.05 to our annual earnings per share, which was not included in our 2008 annual earnings per share guidance of $0.40 - $0.43 per share. We look forward to updating you on July 28, 2008 with the name and location of the club.”

About VCG Holding Corp.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs and one upscale dance lounge. The night clubs are located in Indianapolis, St. Louis, Denver and Colorado Springs, Ft. Worth and Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

Forward-Looking Statements:

Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007, as well as the risk that the acquisition of the nightclub discussed herein may not close. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

Contact:
Troy H. Lowrie, CEO
Courtney Cowgill, CFO	Stanley Berger, Investor Relations

390 Union Blvd. | Suite 540 | Lakewood, CO 80228 | ph: 303.934.2424 | fx: 303.922.0746 | 1.800.627.8243 |

www.vcgh.com

VCG Holding Corp.		SM Berger & Co.
390 Union Blvd, Suite 540		3201 Enterprise Parkway
Lakewood, Colorado 80228		Cleveland, Ohio 44124
Telephone	303.934.2424	Telephone	216.464.6400
Facsimile	303.922.0746	Facsimile	216.464.4126
Email:	tlowrie@vcgh.com	Email:	stan@smberger.com
	ccowgill@vcgh.com